SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PECO II, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

May 2, 2005

To PECO II, INC. SHAREHOLDERS:

This year’s Annual Meeting of Shareholders of PECO II, Inc. will be held at 9:00 a.m., local time, Thursday, June 9, 2005, at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio.

As in the past, there will be an informal discussion of our activities, during which time your questions and comments will be welcomed.

We hope that you are planning to attend the annual meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

On behalf of the directors and management of PECO II, I would like to thank you for your continued support and confidence.

Sincerely yours,

MATTHEW P. SMITH
Chairman of the Board

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PECO II, Inc. will be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Thursday, June 9, 2005, at 9:00 a.m. local time, for the following purposes:

1.	To elect three directors in Class II for three-year terms and until their successors are duly elected and qualified; and

2.	To consider and act upon any other matters which may properly come before the annual meeting or any adjournment or postponement thereof.

Holders of common shares of record at the close of business on April 15, 2005 are entitled to receive notice of and to vote at the annual meeting.

By Order of the Board of Directors,

SANDRA A. FRANKHOUSE
Chief Financial Officer/ Treasurer/ Secretary

May 2, 2005

Please fill in and sign the enclosed proxy and

return the proxy in the enclosed envelope.

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

PROXY STATEMENT

Mailed on or about May 2, 2005

Annual Meeting of Shareholders to be held on June 9, 2005

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be used at our Annual Meeting of Shareholders to be held on June 9, 2005, and any adjournment or postponement thereof. The time, place and purposes of the annual meeting are stated in the notice of annual meeting of shareholders, which accompanies this proxy statement.

The accompanying proxy is solicited by our Board of Directors. All validly executed proxies received by our Board of Directors pursuant to this solicitation will be voted at the annual meeting, and the directions contained in the proxies will be followed in each instance. If no directions are given, the proxy will be voted “FOR” the election of the three nominees for director in Class II listed on the proxy and, with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or at the their discretion.

Any person giving a proxy pursuant to this solicitation may revoke it. You may, without affecting any vote previously taken, revoke a proxy by giving notice to us in writing or in person at the annual meeting or by a duly executed proxy bearing a later date.

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, facsimile and personal interview. We also may retain a third party to aid in the solicitation of proxies.

VOTING RIGHTS

The record date for determination of shareholders entitled to vote at the annual meeting was the close of business on April 15, 2005. On that date, we had 21,566,302 common shares, without par value, outstanding and entitled to vote at the annual meeting. Each common share is entitled to one vote.

At the annual meeting, in accordance with the General Corporation Law of Ohio and our amended and restated code of regulations, the inspectors of election appointed by our Board of Directors for the annual meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by the General Corporation Law of Ohio and our amended and restated code of regulations, holders of shares entitling them to exercise a majority of the voting power of the company, present in person or by proxy at the annual meeting, will constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for these purposes.

Nominees for election as directors receiving the greatest number of votes will be elected directors. Votes that are withheld or broker non-votes in respect of the election of directors will not be counted in determining the outcome of the election. Pursuant to our amended and restated articles of incorporation, shareholders do not have cumulative voting rights.

Pursuant to our amended and restated code of regulations, all other questions and matters properly brought before the annual meeting will be decided, unless otherwise provided by law, by our amended and restated articles of incorporation or by our amended and restated code of regulations, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the annual meeting. In voting for such proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the item on which the abstention is noted and will have the effect of a vote against. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal. Please note that your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be voted on at the annual meeting. As a result, if you do not provide your broker or nominee specific instructions, your shares may not be voted in such matters.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The following table shows information regarding beneficial ownership of our common shares as of March 1, 2005, unless otherwise indicated, by each person or group which is known by us to own beneficially more than 5% of our common shares, each director and nominee for election as a director, each of the officers named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise indicated, each person named below has sole voting power and investment power or shares this power with his or her spouse with respect to the number of shares set forth opposite his or her respective name.

The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 1, 2005 through the exercise of any stock option or other right.

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned	Percent Owned
Austin W. Marxe and David M. Greenhouse(2)	1,547,462	7.2%
Matthew P. Smith(3)	3,125,357	14.4%
Linda H. Smith (4)	2,949,450	13.7%
James L. Green(5)	2,504,094	11.5%
Mary Janet Green (6)	2,252,200	10.4%
Sandra A. Frankhouse(7)	178,562	*
Miles A. McIntosh (8)	200,563	*
Lucille Garber Ford(9)	8,227	*
E. Richard Hottenroth(10)	111,477	*
Trygve A. Ivesdal(11)	142,787	*
Eugene V. Smith(12)	504,802	2.3%
George J. Dallas(13)	5,000	*
Mark R. McBride(14)	5,000	*
R. Louis Schneeberger(15)	5,000	*
Thomas R. Thomsen(16)	5,000	*
All directors and executive officers as a group (14 persons)(17)	7,010,579	31.2%

*	Less than 1%.

(1)	The address of Austin W. Marxe and David M. Greenhouse is 153 East 53rd Street, 55th Floor, New York, NY 10022. The address of the directors and executive officers listed is c/o PECO II, Inc., 1376 State Route 598, Galion, OH 44833.

(2)	Based on the Schedule 13G/A filed on February 11, 2005, by Austin W. Marxe and David M Greenhouse, controlling principals of AWM Investment Company, Inc. Marxe and Greenhouse share voting and investment power over 547,508 common shares owned by Special Situations Cayman Fund, L.P., and 999,954 common shares owned by Special Situations Fund III, L.P.

(3)	Mr. Smith is our Chairman of the Board. Mr. Smith’s ownership includes 1,441,950 shares held by Mr. Smith and his spouse as joint tenants, 1,000,000 common shares held by Ashwood I, LLC and 500,000 common shares held by Ashwood II, LLC. Mr. Smith has shared voting and dispositive power over the securities held by these limited liability companies. Mr. Smith’s ownership also includes 106,500 common shares held by Mr. Smith, as custodian for his three children and 76,907 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options. Mr. Smith’s ownership does not include 7,500 shares held by Mr. Smith’s spouse, as custodian for their three children.

(4)	Ms. Smith’s ownership includes 1,441,950 common shares held by Ms. Smith and her spouse as joint tenants, 1,000,000 common shares held by Ashwood I, LLC, and 500,000 common shares held by Ashwood II, LLC. Ms. Smith has shared voting and dispositive power over the securities held by these limited liability companies. Ms. Smith’s ownership also includes 7,500 common shares held by Ms. Smith, as custodian for her three children. Ms. Smith’s ownership does not include 106,500 common shares held by Ms. Smith’s spouse, as custodian for their three children.

(5)	Mr. Green is a director and our President and Chief Executive Officer. Mr. Green’s ownership includes 2,252,200 common shares held by the Green Family Trust over which he shares voting and dispositive power. Mr. Green’s ownership also includes 251,894 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

(6)	Ms. Green’s ownership includes 2,252,200 common shares held by the Green Family Trust, over which she shares voting and dispositive power.

(7)	Ms. Frankhouse is our Chief Financial Officer, Treasurer, and Secretary. Ms. Frankhouse’s ownership includes 51,894 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

(8)	Mr. McIntosh is our Vice President of Power Systems. Mr. McIntosh’s ownership includes 200,563 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

(9)	Dr. Ford is a director of PECO II. Dr. Ford’s ownership includes 6,227 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

(10)	Mr. Hottenroth is a director of PECO II. Mr. Hottenroth’s ownership includes 6,227 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options. Mr. Hottenroth’s ownership does not include 65,000 common shares held by his spouse.

(11)	Mr. Ivesdal is a director of PECO II. Mr. Ivesdal’s ownership includes 104,259 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

(12)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 177,075 common shares held by Fairbrandt, LLC. Mr. Smith has voting and dispositive power over the securities held by this limited liability company. Mr. Smith’s ownership also includes 6,227 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options. Mr. Smith’s ownership does not include 195,500 common shares held by his spouse.

(13)	Mr. Dallas is a director of PECO II. Mr. Dallas’s ownership includes 5,000 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

(14)	Mr. McBride is a director of PECO II. Mr. McBride’s ownership includes 5,000 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

(15)	Mr. Schneeberger is a director of PECO II. Mr. Schneeberger’s ownership includes 5,000 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

(16)	Mr. Thomsen is a director of PECO II. Mr. Thomsen’s ownership includes 5,000 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

(17)	Ownership of all directors and executive officers as a group includes an aggregate of 932,415 common shares issuable within 60 days after March 1, 2005 upon the exercise of stock options.

ELECTION OF DIRECTORS

(Proposal No. 1)

The authorized number of our directors presently is fixed at ten. As required by our amended and restated articles of incorporation, the Board of Directors is divided into three classes of directors. The term of office of one class of directors expires each year, and at each annual meeting of shareholders the successors to the directors of the class whose term is expiring at that time are elected to hold office for a term of three years. There are currently four directors in Class I, three directors in Class II, and three directors in Class III.

The term of office of Class II of the Board of Directors expires at this year’s annual meeting of shareholders. The term of office of the persons elected directors in Class II at this year’s annual meeting will expire at the time of the annual meeting held in 2008. Each director in Class II will serve until the expiration of that term or until his or her successor shall have been duly elected. The Board of Directors’ nominees for election as directors in Class II are Lucille Garber Ford, E. Richard Hottenroth, and Thomas R. Thomsen. Messrs. Hottenroth, Thomsen, and Dr. Ford currently serve as directors in Class II.

The proxy holders named in the accompanying proxy or their substitutes will vote the proxy at the annual meeting or any adjournment or postponement thereof for the election as directors of the three nominees unless the shareholder instructs, by marking the appropriate space on the proxy, that authority to vote is withheld. Each of the nominees has indicated his or her willingness to serve as a director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

Nominees for Election as Class II Directors

Lucille Garber Ford, age 83 — Director since 2000.

Since 1995, Lucille Garber Ford has served as President of the Ashland County Community Foundation and has been Professor Emerita of Economics and Provost of Ashland University. From 1970 to 1995, Dr. Ford had been a Professor of Economics, Dean of the College of Business and Economics, and Vice President of Academic Affairs at Ashland University.

E. Richard Hottenroth, age 68 — Director since 1997.

E. Richard Hottenroth has been a member of the firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. since 1961. Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. provides legal services to PECO II.

Thomas R. Thomsen, age 69 — Director since 2003.

Thomas R. Thomsen is a veteran of more than 45 years in the telecommunications industry. His career includes 32 years with Western Electric/AT&T, where he held responsibilities for manufacturing, services, marketing, sales and administration at the senior executive level. After retiring from AT&T in 1990, from August 1995 to November 1999, he served as Chairman of the Board and CEO of Lithium Technology Corp., a publicly held development stage company. Mr. Thomsen serves on the boards of EFJ Inc., where he has been a director since July 1995, the Telecom Pioneers Foundation and the University of Nebraska Technology Park. Previously, he served on the boards of Western Electric, Sandia Corp, Olivetti Inc., AT&T Credit Corp. and RPI.

Class I Directors Continuing in Office — Terms Expire in 2007

George J. Dallas, age 58 — Director since 2003.

George J. Dallas is President and founder of Total Systems Integration, Inc. (TSI), a design, engineering, consulting and services firm that specializes in infrastructure systems and information technologies as they apply to voice, data, video, security and wireless communications networks. In addition, as the exclusive technology consultant with the Ohio School Facility Commission, Mr. Dallas is responsible for the technology design review of all new projects under the jurisdiction of the commission, which administers a $25 billion state program to rebuild Ohio’s schools.

Trygve A. Ivesdal, age 74 — Director since 2000.

Since August 2004, Trygve A. Ivesdal has been an independent consultant, who has provided services to the Company. From August 2000 to July 2004, Trygve A. Ivesdal was employed by PECO II as Director of International Development. From 1998 until October 2000, Mr. Ivesdal served as the Chairman of the Board of Directors of International Telecommunications Systems, Inc., a provider of satellite voice and data services in Latin America. From 1996 to 1998, Mr. Ivesdal served as Director of International Telecommunications Systems after co-founding the company in 1996. From 1993 to 1999, Mr. Ivesdal was the Executive Vice President, Interim Chief Operating Officer and Director of International Business Development for DIAL Services Ltd., an international calling card company and a subsidiary of Conference-Call USA, Inc.

R. Louis Schneeberger, age 50 — Director since 2003.

Since February 2004, R. Louis Schneeberger has served as Chief Financial Officer for OM Group, Inc, a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals, powders, alloys, and related materials. Mr. Schneeberger is a certified public accountant, experienced startup technology and public-company executive with a background in public accounting and as a strategist, turnaround specialist and business advisor. He was Chief Financial Officer, partner and a director of Olympic Steel, Inc. and Chairman of the Board and audit committee of Royal Appliance Manufacturing Company from July 1995 to April 2003. Mr. Schneeberger began his career with Arthur Andersen.

Eugene V. Smith, age 82 — Director since 1989.

Since 1985, Eugene V. Smith has been the general partner of Shelby Horizons Ltd., a partnership involved in warehousing. Since 1981, Mr. Smith has served as Vice President of FVF, Inc., an agri-business. Mr. Smith is the father of Matthew P. Smith, our Chairman of the Board and former Chief Executive Officer.

Class III Directors Continuing in Office — Terms Expire in 2006

James L. Green, age 77 — Director since 1988.

James L. Green was one of the founders of PECO II in 1988, served as our Chairman of the Board of Directors until July 2001, served as Chief Executive Officer from 1988 to 1990, and as our President from 1989 to 1990. In April 2003, Mr. Green agreed to rejoin PECO II as our President and Chief Executive Officer. Mr. Green has over 50 years of experience in the communications industry. From 1983 to 1988, Mr. Green also worked as a management consultant in the international communications industry. From 1983 to 1985, Mr. Green was President and Chief Executive Officer of NovAtel Communications, Ltd. in Calgary, Canada. From 1953 to 1983, Mr. Green served in various capacities with the Power Equipment Company, North Electric Company and ITT, the predecessor businesses of PECO II, Inc.

Mark R. McBride, age 46 — Director since 2003.

Mark R. McBride is an attorney and certified public accountant. He operates his own law practice, with offices in Toledo, Columbus and Cincinnati, Ohio, and focuses on small-business management, tax controversies and specialized business litigation. Mr. McBride was an instructor of accounting at the University of Toledo College of Business Administration and director of financial planning for The New England Financial Advisors, a division of the New England Life Insurance Company.

Matthew P. Smith, age 51 — Director since 1994.

Matthew P. Smith has served as the Chairman of the Board since July 2001. Mr. Smith was employed by PECO II in various capacities between 1989 and May 2004, including as Chief Executive Officer from 1998 to June 2002, and as our President from 1998 to July 2001. From 1996 to 1998, he served as Executive Vice President, from 1991 to 1998, he served as Secretary, and from 1990 to 1998 he served as Treasurer.

The Board of Directors recommends a vote “FOR” the three nominees as Class II Directors whose three year term will expire in 2008. Your proxy will be so voted unless you specify otherwise.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The Board of Directors held six meetings during the fiscal year ended December 31, 2004. During fiscal 2004, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors, held during the period for which he or she has been a director, and the total number of meetings held by all Committees of the Board on which he or she served, during the periods that he or she served.

The Board of Directors has determined that a majority of its members are “independent” under the listing standards of the NASDAQ Stock Market. Specifically, Messrs. Dallas, Hottenroth, McBride Schneeberger, Thomas and Dr. Ford meet the independence standards established by NASDAQ. Mr. Hottenroth, is a partner in the law firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. Although Mr. Hottenroth’s law firm provided legal services to PECO II in 2004 (and will continue to provide such services in 2005), the amount of legal fees paid to that firm in 2004 did not exceed the non-independence thresholds as set forth by the NASDAQ listing standards. The Board is aware of this relationship and determined that the payments made to Mr. Hottenroth’s firm did not interfere with the exercise of his independent judgment as a director.

The independent directors intend to meet at least twice a year in executive sessions. The sessions will be chaired by the Chairman of the Audit Committee, Mark R. McBride. Any independent director can request that an additional session be scheduled. The Company encourages each member of the Board of Directors to attend each annual meeting of shareholders. All of the Company’s current directors who were members of the Board at last year’s annual meeting of shareholders held on April 29, 2004, were in attendance.

The Board of Directors maintains two standing committees: an Audit Committee and a Compensation/Nominating Committee. Set forth below is the current membership of each of the above-described committees:

Compensation/Nominating Committee	Audit Committee
E. Richard Hottenroth (Chairman)	Mark R. McBride (Chairman)
Lucille Garber Ford	Lucille Garber Ford
George J. Dallas	George J. Dallas
R. Louis Schneeberger	R. Louis Schneeberger
Thomas R. Thomsen

The Board has adopted a charter for the Audit Committee. The Board also adopted a Code of Conduct and Ethics that applies to all of PECO II’s employees, officers and directors. These documents can be found on our website at www.peco2.com by clicking on the link for Investor Relations.

Audit Committee

The Audit Committee hires, oversees and reviews the activities of our registered independent public accounting firm and various company policies and practices. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors. Our Board has determined that each of the members of the Audit Committee satisfies the current independence standards of the NASDAQ Stock Market listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Audit Committee met five times in fiscal year 2004.

The Board also has determined that R. Louis Schneeberger is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K. As an “audit committee financial expert,” Mr. Schneeberger satisfies the NASDAQ financial literacy and sophistication requirements.

Compensation/Nominating Committee

The Compensation/Nominating Committee administers our stock option plans and employee stock purchase plan and reviews and determines the salary and bonus compensation of our executive officers and certain key executives. The Compensation/Nominating Committee also considers and recommends to the Board of Directors nominees for election as directors and candidates to fill vacancies on the Board of Directors. Each member of the Compensation/Nominating Committee is independent in accordance with the applicable corporate governance listing standards of the NASDAQ Stock Market. The Compensation/Nominating Committee expects to adopt a governing charter, which will be available on our website at www.peco2.com. The Compensation/Nominating Committee met five times in fiscal year 2004.

Directors may be nominated by the Board of Directors or by shareholders in accordance with our amended and restated code of regulations. As a matter of course, the Compensation/Nominating Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Compensation/Nominating Committee will review all proposed nominees for the Board of Directors, including those proposed by shareholders, in accordance with its mandate contained in its charter and as described below. The Compensation/Nominating Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

The Compensation/Nominating Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with the Company’s needs. The minimum qualifications for director nominees is that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required by a member of the Board of Directors;

•	not hold positions that conflict with their responsibilities to the Company; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws and regulations.

The Compensation/Nominating Committee’s process for evaluating nominees for director, including persons recommended by shareholders, is to consider an individual’s skills, independence, character, professional ethics, judgment, leadership experience, business experience, knowledge of issues facing publicly traded companies, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to the needs of the Board of Directors and the Company as well as what skill set and other characteristics would most complement those of the current directors. Ultimately, the Compensation/Nominating Committee will select prospective Board members who it believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of our shareholders.

For a shareholder to submit a candidate for consideration by the Compensation/Nominating Committee for nomination for election as a director at the 2006 Annual Meeting, a shareholder must notify the Company’s secretary between December 31, 2005 and January 31, 2006. Notices should be sent to: Corporate Secretary, 1376 State Route 598, Galion, Ohio 44833. The notice must contain, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the number of shares of the Company which are beneficially owned by such candidate;

•	a description of all arrangements or understandings between the shareholder(s) making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which nominations are to be made by the shareholder;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the past three years;

•	any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the shareholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of shareholders or is only being provided for consideration by the Compensation/Nominating Committee;

•	the name and record address of the shareholder who is submitting the notice;

•	the number of voting common shares which are owned of record or beneficially by the shareholder who is submitting the notice and the date such shares were acquired by the shareholder and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; and

•	if the shareholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of shareholders, a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice.

Compensation of Directors

Directors who are not our employees are paid an annual fee of $10,000, except for our Chairman of the Board, who receives an annual fee of $20,000. Each non-employee director also receives a fee of $1,000 for each Board or Committee meeting attended and is entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at those meetings. In addition, directors are eligible for awards under the PECO II, Inc. 2000 Performance Plan.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the Compensation Committee and the Board of Directors or the compensation committee of any other company. The Chairman of the Compensation Committee, E. Richard Hottenroth, is a partner in the law firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. Mr. Hottenroth’s law firm provided legal services to us in 2004, and we expect that the firm will continue to provide such services in 2005.

Communications with the Board

In order to provide our shareholders and other interested parties a direct and open line of communication to the Board of Directors, we have adopted the following procedures for communications with the Board.

Shareholders of the Company and other interested persons may communicate with the chairman of the Compensation/Nominating Committee or the Audit Committee or with the independent directors as a group by sending such communication by (i) regular mail or overnight delivery service to: Corporate Secretary, PECO II, Inc., P.O. Box 910, Galion, Ohio 44833 or (ii) sending an email to corporatesec@peco2.com. The mail or email should specify which of the foregoing is the intended recipient.

All communications received in accordance with these procedures will be reviewed initially by the Corporate Secretary of the Company, who will relay all such communications to the appropriate director or directors unless he or she determines that such communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; or

•	does not relate to significant matters that warrant the attention of the Board of Directors.

In alternative to the procedures outlined above, any shareholder or interested party may report any suspected accounting or financial misconduct confidentially through our whistleblower policy located on our website, www.peco2.com.

AUDIT COMMITTEE AND RELATED MATTERS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors, a copy of which is posted on our website at www.peco2.com.

Management has the primary responsibility for our financial statements and the reporting process, including the system of internal controls. The Company’s registered independent public accounting firm, KPMG LLP, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

In this context, the Audit Committee met and held discussions with management and KPMG LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and KPMG LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with KPMG LLP such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, KPMG LLP provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to its independence. The Audit Committee discussed with KPMG LLP its independence from us and management and considered the compatibility of nonaudit services with KPMG LLP’s independence.

The Audit Committee discussed with our financial management and KPMG LLP the overall scope and plans for the audit. The Audit Committee also met with KPMG LLP, with and without management present, to discuss the results of the examinations, their evaluation of our internal controls and the overall quality of our financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

MARK R. MCBRIDE, CHAIRMAN

GEORGE J. DALLAS

LUCILLE GARBER FORD

R. LOUIS SCHNEEBERGER

Registered Independent Public Accounting Firm

Effective March 29, 2004, our Audit Committee dismissed Grant Thornton LLP as our registered independent public accounting firm. Grant Thornton’s reports on our consolidated financial statements for each of the years ended December 31, 2003 and 2002 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2003 and 2002 and through the effective date of Grant Thornton’s dismissal, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On March 30, 2004, we filed a Form 8-K with the SEC reporting these events. Attached as an exhibit to that Form 8-K was a letter from Grant Thornton indicating that we had provided Grant Thornton with a copy of the foregoing disclosures, and stating that it found no basis for disagreement with such statements.

Effective April 6, 2004, our Audit Committee appointed KPMG LLP as our registered independent public accounting firm to replace Grant Thornton LLP for our fiscal year ending December 31, 2004. The fees billed by KPMG LLP and Grant Thornton LLP for the indicated services performed during fiscal year 2004 and fiscal year 2003 were as follows:

	Fiscal Year 2004	Fiscal Year 2003
Audit Fees	$165,000	$185,000
Audit-Related Fees	5,503	0
Tax Fees	39,850	62,245
All Other Fees	0	0

Total	$210,353	$247,245

Audit Fees for fiscal years 2004 and 2003 were for professional services rendered for the audit of our annual consolidated financial statements and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees consists of fees for additional services related to quarterly reviews and out-of-pocket expenses for which KPMG LLP has been reimbursed.

Tax Fees during fiscal years 2004 and 2003 were for services related to tax compliance, tax authority audit support and tax planning.

Representatives of KPMG LLP are expected to be present at the annual meeting.

Pre-Approval of Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit and non-audit services provided by our registered independent public accounting firm to the engagement of the registered independent public accounting firm with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to evaluate and pre-approve the engagement of the registered independent public accounting firm when the entire Audit Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting.

None of the services described above was approved by the Audit Committee under the de minimus exception to pre-approval provided in Securities and Exchange Commission rules.

EXECUTIVE COMPENSATION

The following table shows the compensation during our fiscal years ended December 31, 2004, 2003 and 2002 of our President and Chief Executive Officer and the next most highly paid executive officers of the Company whose total salary and bonus (as determined in accordance with Securities and Exchange Commission rules) exceeded $100,000. We refer to these executive officers as our “named executive officers” in other parts of this proxy statement.

Summary Compensation Table

Name and Principal Position	Annual Compensation				Long-Term Compensation Awards	All Other Compensation(1)
Securities Underlying Options(#)
	Year	Salary		Bonus
James L. Green President and Chief Executive Officer(2)	2004 2003 2002	$ $ $	194,610 97,691 79,620	— — —	— 250,000 —	— — —

Sandra A. Frankhouse Chief Financial Officer, Treasurer and Secretary(3)	2004 2003 2002	$ $ $	105,388 86,227 82,992	— — —	100,000 50,000 —	— — —

Miles A. McIntosh Vice President of Power Systems(4)	2004 2003 2002	$ $ $	105,388 83,080 71,641	— — —	100,000 200,000 3,500	— — —

(1)	Each of our named executive officers, except our President and Chief Executive Officer, received compensation in an amount not exceeding $500 in the form of insurance premiums paid by us in connection with term life insurance policies.

(2)	Mr. Green served as our Chief Executive Officer from 1988 to September 1990 and served as our President from 1989 to 1990. Mr. Green became our President and Chief Executive Officer again in April 2003.

(3)	Ms. Frankhouse was promoted to Chief Financial Officer and Treasurer in July 2003.

(4)	Mr. McIntosh was promoted to Vice President of Power Systems in February 2004.

2004 Option Grants

The following table shows grants of options to purchase our common shares to the named executive officers during the fiscal year ended December 31, 2004.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	No. of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Sh)	Expiration Date
Name					5%($)	10%($)
James L. Green	—	—	—	—	—	—
Sandra A. Frankhouse(3)	100,000	10.9%	$0.81	November 1, 2009	$22,379	$49,451
Miles A. McIntosh(4)	100,000	10.9%	$0.81	November 1, 2009	$22,379	$49,451

(1)	Based on an aggregate of 917,500 options to purchase common shares that we granted to employees in 2004. The options granted were granted under our 2000 Performance Plan.

(2)	The potential realizable value represents amounts, net of exercise price before taxes that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. Assuming 5% and 10% annual appreciation, these values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(3)	The options granted to Ms. Frankhouse have a term of five years and vest 40% upon the first anniversary of the grant date, another 30% upon the second anniversary of the date of grant and 30% upon the third anniversary of the date of grant.

(4)	The options granted to Mr. McIntosh have a term of five years and vest 40% upon the first anniversary of the grant date, another 30% upon the second anniversary of the grant date, and 30% upon the third anniversary of the grant date.

2004 Option Values

The following table shows the value realized upon exercise of options during 2004 and the number and value of unexercised options held by each named executive officer at December 31, 2004.

	Number of Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)(1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James L. Green	—	—	251,894	250	$127,500	—
Sandra A. Frankhouse	—	—	54,894	100,250	$25,500	$36,000
Miles A. McIntosh	—	—	204,063	100,187	$102,000	$36,000

(1)	Options are in-the-money if closing price of our common shares on December 31, 2004 is greater than the per share option exercise price.

(2)	Represents the total gain that would be realized if all in-the-money options held at December 31, 2004 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the last sales price of the common shares of $1.17 on the NASDAQ SmallCap Market on December 31, 2004.

Equity Compensation Plan Information

The following table sets forth information concerning common shares authorized or available for issuance under our equity compensation plans as of the December 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	2,037,487	$2.24	4,911,200	(1)
Equity compensation plans not approved by shareholders	0	—	0

Total	2,037,487	$2.24	4,911,200

(1)	Includes 2,873,713 shares that remain available for purchase under our 2000 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our director, E. Richard Hottenroth, is a partner in a law firm that provides services to us. See “Compensation Committee Interlocks and Insider Participation.”

We have a policy that all transactions between us and our officers, directors and affiliates must be on terms no less favorable to us than those that could be obtained from unrelated third parties and must be approved by a majority of disinterested members of our Board of Directors.

COMPENSATION/NOMINATING COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following Report on Executive Compensation and the Performance Graph included below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

General

The following report of the Compensation/Nominating Committee describes the philosophy, objectives and components of our executive compensation program for 2004 and discusses the determinations concerning the compensation for our President and Chief Executive Officer for 2004.

With the exception of E. Richard Hottenroth, the Compensation/Nominating Committee is comprised solely of non-employee directors for purposes of Section 16(a) of the Securities and Exchange Act of 1934. Mr. Hottenroth is not considered a non-employee director under Section 16(a) of the Securities Exchange Act of 1934 because he is an attorney whose firm provides services to us. Accordingly, Mr. Hottenroth has abstained from voting when the Compensation/Nominating Committee has considered approving stock option grants in order that such grants be exempt from the short-swing profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934.

The Compensation/Nominating Committee reviews and makes decisions regarding our compensation policies, and the amounts and forms of compensation to be provided to our executive officers and other employees, which generally include annual salaries and bonuses, equity awards and other incentive compensation arrangements. As part of the foregoing, the Compensation/Nominating Committee approves management recommendation for stock option grants under our 2000 Performance Plan. The Compensation/Nominating Committee periodically reviews the job performance of our President and Chief Executive Officer.

Compensation Philosophy

Our executive compensation program has been designed to attract and retain exceptional executives who seek a long-term association with us and who enjoy the challenge of pay for performance. The basic program consists of two cash compensation components: base salary and a performance-based annual bonus. A third component, ownership-linked stock options, is used for executive retention, to attract new key people, to recognize accomplishments under individually tailored business growth programs and to align the long-term interests of eligible executives with those of the shareholders.

Base Salary

Base salary for our President and Chief Executive Officer is set annually taking into consideration our sales and profit growth, overall job performance and pay levels for chief executive officers of corporations of similar size. The Compensation/Nominating Committee utilizes, as a reference, up-to-date information on compensation practices of other companies from several independent sources. Base salary is then set so as to represent no more than 60% of total attainable compensation, the balance of which is fully contingent upon the achievement of both qualitative and quantitative levels of performance and shareholder return. James L. Green, a director and our former President and Chief Executive Officer agreed to serve again as President and Chief Executive Officer in April 2003. Mr. Green agreed to a base salary of $120,000 and was granted options to purchase 250,000 of our common shares upon his return. Mr. Green’s base salary was adjusted to the original approved salary of $250,000 as of November 1, 2004. Mr. Green’s base salary is considered to be at approximately the median base compensation level paid to chief executive officers of corporations of similar size and complexity to us.

Stock Bonus Program/Annual Cash Incentives

From time to time the Board of Directors has issued bonuses to employees in the form of cash and/or common shares. The Board of Directors did not authorize a bonus payment plan during fiscal 2004. Therefore, the Company did not pay any bonuses to named executive officers in 2004.

Stock Options

The third compensation component is an ownership-linked stock option program, which provides long-term incentives to our executives that are aligned with the interests of our shareholders. Stock options, granted at market price, typically vest annually in 25% increments over four years or 40% after the first year and 30% for second and third years. A longer-term perspective is established by the sequential vesting of options. The program is designed to encourage senior executives to be long-term shareholders and to have owner concern and care of the company as a whole. The intent of the option program is to provide an executive with the opportunity for financial gain which is larger than the cumulative annual bonuses, but which takes much longer to achieve and requires meaningful long-term growth in the market price of our common shares for the gain to be realized.

The size and frequency of option grants are based on level of responsibility, performance of the company as a whole and the executive’s personal performance. Annually, both financial and non-financial specific goals are set aimed at building future marketplace strengths and achieving corporate success factors. Other option grants may be made based upon management’s specific recommendations, and review and approval by the Compensation/Nominating Committee. Grants are made from a Compensation/Nominating Committee defined pool of shares.

Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits our ability to deduct compensation expense in excess of $1 million paid to any our executive officers named in the Summary Compensation Table contained in this proxy statement. The Nominating/Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing our executives with appropriate rewards for their performance. Towards this end, our 2000 Performance Plan has been drafted in a manner that will qualify stock options and performance-related compensation not subject to the cap on deductibility imposed by Section 162(m). We do not believe that the 162(m) limitations will impact the Company because the current level of compensation for each of PECO II’s executive officers is well below the $1 million salary limitation.

COMPENSATION/NOMINATING COMMITTEE

E. RICHARD HOTTENROTH, CHAIRMAN

GEORGE J. DALLAS

LUCILLE GARBER FORD

R. LOUIS SCHNEEBERGER

THOMAS R. THOMSEN

PERFORMANCE GRAPH

The line graph below compares the cumulative total shareholders’ return on our common shares between August 18, 2000 (the date of our initial public offering) and December 31, 2004 with the cumulative total return of the NASDAQ Stock Market (U.S. Companies) Index and the Russell 2000 Index during such period. The graph assumes that the value of the investment in our common shares and each index was $100 on August 18, 2000, and that all dividends, if any, were reinvested. At this time, we do not believe we can reasonably identify an industry peer group, and therefore we instead selected the Russell 2000 Index, which includes companies with similar market capitalization to that of our own market capitalization, as a comparative index for purposes of complying with certain requirements of the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own 10% or more of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% or greater shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, we believe that all of our executive officers and directors complied with all filing requirements applicable to them.

SHAREHOLDER PROPOSALS

Any shareholder proposal to be considered by us for inclusion in the proxy statement and form of proxy for the 2006 annual meeting, expected to be held in April 2006, must be received by our Secretary at our corporate headquarters, 1376 State Route 598, Galion, Ohio 44833, no later than January 2, 2006.

Shareholder proposals not intended to be included in the proxy statement and form of proxy for the 2006 annual meeting, as well as proposed shareholder nominations for the election of directors at the 2006 annual meeting must each comply with advance notice procedures set forth in our amended and restated code of regulations to be properly brought before the 2006 annual meeting. In general, written notice of a shareholder proposal or a director nomination not to be included in the proxy statement and form of proxy must be delivered to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the company first mailed our proxy materials for the prior year’s annual meeting. With regard to the 2006 Annual Meeting of Shareholders, written notice must be received by our Secretary at the address above between February 1, 2006 and March 3, 2006. If we do not receive the notice between these dates, the notice will be considered untimely.

In addition to timing requirements, the advance notice provisions of our amended and restated code of regulations contain informational content requirements that also must be met. A copy of our amended and restated code of regulations may be obtained by writing to our Secretary at the address below.

OTHER MATTERS

Our Board of Directors is not aware of any matter to come before the meeting other than those mentioned in the accompanying notice. If other matters shall properly come before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming annual meeting, we will mail, at no charge to the shareholder, a copy of our Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934 for our most recent fiscal year. Requests from beneficial owners of our voting securities must set forth a good-faith representation that as of the record date for the annual meeting, the person making the request was the beneficial owner of securities entitled to vote at such annual meeting. Written requests for the Annual Report on Form 10-K should be directed to:

Sandra A. Frankhouse

Chief Financial Officer/Treasurer/Secretary

PECO II, Inc.

1376 State Route 598

Galion, Ohio 44833

You are urged to sign and return your proxy promptly in order to make certain your shares will be voted at the annual meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

SANDRA A. FRANKHOUSE

Chief Financial Officer/Treasurer/Secretary

May 2, 2005

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PECO II, INC.	PROXY

The Board of Directors recommends you vote FOR the Director nominees listed below. If no direction is given, said shares will be voted FOR the election of the Directors nominated by the Board of Directors.

1. ELECTION OF DIRECTORS.

☐ FOR all nominees listed below	☐ WITHHOLD Authority
(except as marked to the contrary below)	to vote for all nominees listed below

(To withhold authority to vote for a nominee, draw a line through the nominee’s name)

Lucille Garber Ford	E. Richard Hottenroth	Thomas R. Thomsen

2. IN THEIR DISCRETION TO ACT ON ANY OTHER MATTER OR MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

☐	Check box if you plan to attend the meeting.

(Continued, and to be signed and dated on reverse side)

c/o National City Bank

Corporate Trust Operations

Locator 5352

P. O. Box 92301

Cleveland, OH 44101-4301

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of

Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

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PECO II, INC.
ANNUAL MEETING OF SHAREHOLDERS – JUNE 9, 2005 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby (i) appoints E. Richard Hottenroth and Dr. Lucille G. Ford and each of them, as proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of PECO II, Inc., which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on June 9, 2005, at 9:00 a.m., local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Shares of the Company represented by this proxy as indicated on the reverse side.

Dated:	, 2005

Signature

Signature
Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.